      As filed with the Securities and Exchange Commission on June 8, 2001
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                             SCM MICROSYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -----------------

                  Delaware                             47211 Bayside Parkway                            77-0444317
      (State or other jurisdiction of                Fremont, California 94538                       (I.R.S. Employer
       incorporation or organization)                     (510) 360-2300                          Identification Number)
                                            (Address and Telephone number of Principal
                                                        Executive Offices)

                                -----------------

                                  Andrew Warner
                             Chief Financial Officer
                             SCM Microsystems, Inc.
                              47211 Bayside Parkway
                            Fremont, California 94538
                                 (510) 360-2300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -----------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     TITLE OF EACH CLASS OF         AMOUNT TO BE      PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM       AMOUNT OF REGISTRATION
  SECURITIES TO BE REGISTERED        REGISTERED           PRICE PER UNIT (1)      AGGREGATE OFFERING PRICE            FEE
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.001 par value        262,380                   $9.73                  $2,552,957.40                $639.00
====================================================================================================================================

(1) THE PROPOSED MAXIMUM OFFERING PRICE PER SHARE WAS ESTIMATED PURSUANT TO RULE 457(c) ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW ASKED PRICES REPORTED ON THE NASDAQ NATIONAL MARKET ON JUNE 1, 2001.

                                RESALE PROSPECTUS

                             SCM MICROSYSTEMS, INC.

                      UP TO 262,380 SHARES OF COMMON STOCK

         WHICH THE SELLING STOCKHOLDERS MAY RESELL UNDER THIS PROSPECTUS


                         -------------------------------


         The stockholders of SCM Microsystems, Inc. listed in this prospectus may offer and resell up to 262,380 shares of our Common Stock under this prospectus for their own accounts. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

         These shares listed in this prospectus were acquired by the selling stockholders in exchange for shares of common stock of Dazzle Multimedia, Inc. in connection with SCM's acquisition of Dazzle Multimedia, Inc.

         The selling stockholders may offer their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. These future prices are not known.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SCMM". The last reported sale price of our common stock on the Nasdaq National Market on June 7, 2001 was $10.13.

                        --------------------------------

                       CONSIDER CAREFULLY THE RISK FACTORS
                     BEGINNING ON PAGE 3 IN THIS PROSPECTUS

                         ------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------



                  The date of this prospectus is June 8, 2001.

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
Special Note Regarding Forward-Looking Statements...........................................................2
SCM Microsystems, Inc.......................................................................................3
Risk Factors................................................................................................3
Use of Proceeds............................................................................................14
Selling Stockholders.......................................................................................14
Plan of Distribution.......................................................................................15
SEC Position on Indemnification for Securities Act Liability...............................................16
Legal Matters..............................................................................................16
Experts....................................................................................................16
Where You Can Find Additional Information About SCM........................................................16
Information Incorporated by Reference......................................................................16

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of SCM common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares.

         In this prospectus, unless indicated otherwise, "SCM," the "Company," "we," "us" and "our" refer to SCM Microsystems, Inc. and its subsidiaries.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" in the documents incorporated by reference herein and located elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future plans, objectives, events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These forward-looking statements involve a number of risks and uncertainties and are only predictions. Our actual events or results may differ materially from any forward-looking statement. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Please review these risk factors carefully. Also, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the Fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Before you invest in our common stock, you should be aware that the occurrence of the events described under "Risk Factors" and elsewhere in this prospectus could harm our business.

                             SCM MICROSYSTEMS, INC.

         We design, develop and sell hardware, software and silicon that enables people to conveniently and securely access digital content and services, including content and services that have been protected through digital encryption.

         We sell our products primarily into four markets:

         o Digital Television, where our products are used to control access to digital television broadcasts,

         o Digital Video, where our products are used to capture, edit and publish analog or digital video on the PC,

         o PC Security, where our products are used to control access to PCs, computer networks and the Internet to facilitate computer and network security and secure online transactions, and

         o Digital Media Transfer, where our products expedite the transfer of information between PCs and digital devices such as digital still cameras and Internet music players.

         Our target customers are end user consumers as well as manufacturers in the consumer electronics, computer, digital appliance, digital media and conditional access system industries. We sell and license our products through a direct sales and marketing organization, both to the retail channel and to original equipment manufacturers, or OEMs. We also sell through distributors, value added resellers and systems integrators worldwide.

         Our principal executive offices are located at 47211 Bayside Parkway, Fremont, California 94538. Our telephone number at that address is (510) 360-2300. We also have offices in Guilford, Connecticut; La Ciotat, France; Munich, Germany; Pfaffenhofen, Germany; Chennai, India; Tokyo, Japan; Hertogenbosch, The Netherlands; and Singapore.

                                  RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. Prospective investors are cautioned that the statements made in this prospectus or in documents incorporated by reference herein that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated because of a number of factors, including those identified herein under the heading "Risk Factors" and elsewhere in this prospectus or in documents incorporated by reference herein. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks and you may lose part or all of your investment.

WE HAVE INCURRED OPERATING LOSSES AND WE MAY INCUR LOSSES IN THE FUTURE.

         We have a history of losses with an accumulated deficit of $24.4 million as of March 31, 2001. We were not profitable in the first quarter of 2001 (before or after one-time charges). We may be unable to attain or, if attained, sustain profitability on an annual or quarterly basis in the future.

OUR QUARTERLY OPERATING RESULTS WILL LIKELY FLUCTUATE.

         Our quarterly operating results have varied greatly in the past and will likely vary greatly in the future depending upon a number of factors. Many of these factors are beyond our control. Our revenues, gross margins and operating results may fluctuate significantly from quarter to quarter due to, among other things:

         o the timing and amount of orders we receive from our customers which, in the case of our consumer products and products sold to the government, may be tied to seasonal demand or budgetary cycles;

         o cancellations or delays of customer product orders, or the loss of a significant customer;

         o    our backlog and inventory levels;

         o    our customer and distributor inventory levels and product returns;

         o new product announcements or introductions by us or our competitors;

         o our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

         o the sales volume, product configuration and mix of products that we sell;

         o our success in expanding our sales and marketing organization and programs;

         o    technological changes in the market for our products;

         o increased competition or reductions in the average selling prices that we are able to charge;

         o fluctuations in the value of foreign currencies against the U.S. dollar;

         o the timing and amount of marketing and research and development expenditures;

         o our investment experience related to our strategic minority equity investments;

         o costs related to events such as acquisitions, litigation and write-off of investments; and

         o    business and economic conditions overall and in our markets.

         Due to these and other factors, our revenues may not increase or remain at their current levels. Should market conditions cause us to take write-offs against inventory, doubtful accounts or investments, our operating expenses could increase. In addition, because a high percentage of our operating expenses are fixed, a small variation in our revenue can cause significant variations in our earnings from quarter to quarter and our operating results may vary significantly in future periods. Therefore, our historical results may not be a reliable indicator of our future performance.

THE TIMING AND AMOUNT OF OUR REVENUES ARE SUBJECT TO A NUMBER OF FACTORS THAT MAKE IT DIFFICULT TO ESTIMATE OPERATING RESULTS PRIOR TO THE END OF A QUARTER.

         We do not typically maintain a significant level of backlog. As a result, revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. In recent periods, customers, including distributors of our consumer products, have tended to make a significant portion of their purchases towards the end of the quarter, in part because they are able, or believe that they are able, to negotiate lower prices and more favorable terms. This trend makes predicting revenues more difficult. The timing of closing larger orders increases the risk of quarter-to-quarter fluctuation. If orders forecasted for a specific group of customers for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, our operating results for that quarter could be materially adversely affected.

WEAKNESS IN THE ECONOMY COULD DECREASE DEMAND FOR OUR PRODUCTS OR FOR OUR CUSTOMERS' PRODUCTS, CAUSING CUSTOMERS TO DECREASE OR CANCEL ORDERS TO US OR TO DELAY PAYMENT.

In recent months, economic uncertainty in the U.S. has resulted in decreased demand from end users for many companies' products, including ours. Specifically, in the first quarter of 2001 we experienced decreased demand for our Dazzle digital video editing products and for our digital media reader/writers sold through the retail and OEM channels. In addition to impacting our retail business, reductions in consumer spending may impact our OEM business as well, as OEM customers may reduce or cancel orders for our products if their own visibility of future orders is compromised by decreased demand. Reduced or canceled orders for our products could lead to decreased sales in a particular period, and could also cause us to write off inventory, as many of our products are custom made for particular customers. In some cases, customers could delay payment or be unable to pay for orders made to us, causing us to increase our allowance for doubtful accounts or to write off certain receivables. Decreased sales or any write-offs, or both, could have a materially adverse affect on our operating results in any given period.

OUR LISTING ON THE NEUER MARKT OF THE FRANKFURT STOCK EXCHANGE IN ADDITION TO OUR LISTING ON THE NASDAQ NATIONAL MARKET EXPOSES OUR STOCK PRICE TO ADDITIONAL RISKS OF FLUCTUATION.

         Our common stock experiences a significant volume of trading on the Neuer Markt of the Frankfurt Stock Exchange. Because of this, factors which would not otherwise affect a stock traded solely on Nasdaq may cause our stock price to fluctuate. Investors outside the United States may react differently and more negatively than investors in the U.S. to events such as acquisitions, one-time charges, lower than expected revenue or earnings announcements. Any negative reaction by investors in Europe to such events could cause our stock price to decrease. In addition, European market conditions in general, or downturns on the Neuer Markt specifically, regardless of the Nasdaq market conditions, could negatively impact our stock price.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO REMAIN VOLATILE.

         The stock market has recently experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies. During the 12-month period from June 7, 2000 to June 7, 2001, the reported last sale price for our common stock on the Nasdaq market ranged from $9.26 to $101.375 per share. Volatility in our stock price may result from a number of factors, including:

         o variations in our or our competitors' financial and/or operational results;

         o the fluctuation in market value of comparable companies in any of our markets;

         o    comments and forecasts by securities analysts;

         o    expected or announced relationships with other companies;

         o    any loss of key management;

         o announcements of technological innovations or new products by us or our competition;

         o    litigation developments; and

         o    general market downturns.

         In addition, we may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in an immediate drop in our stock price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

OUR SALES ARE DEPENDENT ON SEVERAL EMERGING MARKETS, WHICH MAY NOT DEVELOP.

         We sell our products primarily to emerging markets which have not yet reached a stage of mass adoption or deployment. If demand for products in the Digital TV, Digital Video, PC Security and/or Digital Media Transfer markets does not develop and grow sufficiently, our revenues and profit margins could level off or decline. We cannot predict the future growth rate, if any, or size or composition of the market of our products in any of these markets. The demand and market acceptance for our products, as is common for new technologies, will be subject to high levels of uncertainty and risk and may be influenced by several factors including:

         o the slow pace and uncertainty of adoption in Europe of conditional access modules such as ours which use the DVB-CI standard;

         o the strength of entrenched security and set-top receiver suppliers in the U.S. who may resist the use of removable conditional access modules such as ours and prevent or delay opening the U.S. digital television market to greater competition;

         o the ability of financial institutions and the U.S. government to create and deploy smart card-based applications that will drive demand for smart card readers such as ours;

         o the ability of flash memory card manufacturers to develop higher capacity memory cards that will drive demand for readers that enable rapid transfer of large amounts of data such as ours; and

         o    general economic conditions.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND MEET THE NEEDS OF OUR TARGET MARKETS AND CUSTOMERS.

         The markets for our Digital TV, Digital Video, PC Security and Digital Media Transfer products are characterized by rapidly changing technology. Our customers' needs change and new products are introduced frequently. Product life cycles are short and industry standards are still evolving. These rapid changes in technology or the adoption of new industry standards could render our existing products obsolete and unmarketable. If one of our products is deemed to be obsolete or unmarketable, then we might have to reduce revenue expectations or write off inventories for that product. Our future success will depend upon our ability to enhance our current products and to develop and introduce new products on a timely basis that address the increasingly sophisticated needs of our customers and that keep pace with technological developments, new competitive product offerings and emerging industry standards.

         For example, in the Digital TV market, our products provide a means of controlling access to digital television broadcasts. We are currently developing, with Microsoft, technology that will allow software-based entertainment set-top boxes to access premium digital television broadcasts. If we are not successful in making this technology highly reliable and easy to implement, we may not be able to sell it to potential customers such as consumer electronics companies or broadcasters.

         In the PC Security market, our SmartReady, SmartSecure, SmartTrust and SmartRetail product families are designed to provide smart card-based security for PCs. Smart cards are beginning to be widely deployed by financial institutions, the U.S. government, corporations and other large organizations, in advance of anticipated security-oriented applications. However, the market for network and electronic commerce security applications is still emerging and the smart card may not become the industry standard. In this case, demand for our readers will not grow. In addition, standards for smart card readers are still emerging. We may not be able to comply with emerging standards in a timely manner or at all. If we cannot meet the standards requirements of the market or our prospective customers, we would likely lose orders to competitors.

         Because we operate in markets for which industry-wide standards have not yet emerged, it is possible that any standards eventually adopted could prove disadvantageous to or incompatible with our business model and product lines. If any of the standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR CUSTOMERS MAY PURCHASE PRODUCTS FROM OUR COMPETITORS.

         The market for our products is intensely competitive and characterized by rapidly changing technology. We believe that the principal competitive factors affecting the market for digital data security and connectivity products include:

         o the extent to which products support existing industry standards and provide interoperability;

         o    technical features;

         o    ease of use;

         o    quality and reliability;

         o    level of security;

         o    brand name, particularly in retail channels;

         o    strength of distribution channels; and

         o    price.

         We believe that competition in our markets is likely to intensify as a result of increasing demand for digital data security, access control and connectivity products. We currently experience competition from a number of sources, including:

         o    Pinnacle in digital video capture and conversion products;

         o ActionTec, Carry Computer Engineering and Greystone in PC Card adapters;

         o    Advanced Card Systems and O2 Micro in smart card interface chips;

         o Advanced Card Systems, Gemplus, Infineer, Litronic, PubliCard and Towitoko in smart card readers and universal smart card reader interfaces; and

         o Carry Computer Engineering, DataFab, Lexar, SanDisk, Simple Technology and SmartDisk for digital media and connectivity.

         We also experience indirect competition from some of our customers who sell alternative products or are expected to introduce competitive products in the future. We may in the future face competition from these competitors and new competitors, such as Motorola, that develop digital information security products. In addition, the market for digital data security, access control and connectivity products may ultimately include technological solutions other than ours.

         Many of our current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Therefore, new competitors, or alliances among competitors, may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share.

WE FACE RISKS RELATED TO OUR INCREASED DEPENDENCE ON A RETAIL DISTRIBUTION
MODEL.

         Historically, we sold substantially all our products directly to OEM customers. Following our acquisitions of Dazzle Multimedia and Microtech, we now sell a significant percentage of our products directly to the retail channel. Direct retail distribution is a relatively new model for us and we face additional risks and requirements including:

         o generally lower margins for products due to, among other factors, greater price competition and increased promotional and distribution costs;

         o the need to develop, and the related marketing expense of developing brand recognition for our Dazzle and Microtech branded products;

         o the need to protect the reputation of our brands for quality and value; and

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

         o the need to successfully and cost-effectively develop new retail distribution channels for these products.

         We are contractually obligated to accept returned products from our distributors and OEM customers only on a limited basis. However, if consumer demand is less than anticipated our distributors and OEMs may seek to return products to us. We may determine that it is in our best interest to accept returns in order to maintain good relations. While we have experienced some product returns to date, returns may increase even more than present levels in the future.

         Our retail distributors may have limited capital to invest in inventory, and their decisions to purchase our products are partly a function of pricing, terms and special promotions offered by us and our competitors over which we have no control and which we cannot predict. Our distributor agreements are generally nonexclusive and may be terminated by either party without cause. Certain distributors have experienced financial difficulties in the past. Distributors that account for significant sales of our consumer products may experience financial difficulties in the future, which could lead to reduced sales or write-offs.

WE HAVE GLOBAL OPERATIONS WHICH REQUIRE SIGNIFICANT MANAGERIAL AND ADMINISTRATIVE RESOURCES.

         Operating in diverse geographic locations imposes significant burdens on our managerial resources. In particular our management must divert a significant amount of time and energy to manage employees and contractors from diverse cultural backgrounds and who speak different languages, manage different product lines for different markets, manage our supply and distribution channels across different countries and business practices, and coordinate these efforts to produce an integrated business effort, focus and vision. In addition, we are subject to the difficulties associated with operating in a number of time zones which may subject us to additional unforeseen difficulties or logistical barriers. Operating in widespread geographic locations requires us to implement and operate complex information and operational systems. In the future we may have to exert managerial resources and implement new systems which may be costly. Any failure or delay in implementing needed systems, procedures and controls on a timely basis or in expanding current systems in an efficient manner could have a material adverse effect on our business and operating results.

MANY OF OUR CUSTOMERS ARE LOCATED IN OTHER COUNTRIES WHICH EXPOSES OUR BUSINESS TO RISKS RELATED TO INTERNATIONAL SALES.

         We were originally a German corporation and we continue to conduct a substantial portion of our business in Europe. Approximately 58% of our revenues for the three months ended March 31, 2001 and 48%, 52%, and 62% for the years ended December 31, 2000, 1999, and 1998, respectively, were derived from customers located outside the United States. Because a significant number of our principal customers are located in other countries, we anticipate that international sales will continue to account for a substantial portion of our revenues. As a result, a significant portion of our sales and operations may continue to be subject to certain risks, including:

         o foreign currency exchange rate change, especially since we do not currently engage in hedging activities with respect to our foreign currency exposure;

         o tariffs and other trade barriers, including import and export restrictions;

         o    potential adverse tax consequences;

         o    political or economic instability;

         o    compliance with foreign laws;

         o difficulties in protecting intellectual property rights in foreign countries; and

         o    transportation delays and interruptions.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND WE MAY NOT BE ABLE TO MANAGE THIS GROWTH OR ANY FUTURE GROWTH.

         Our business has grown substantially, with net revenue increasing from $23.6 million in 1995 to $157.8 million in 2000. Net revenue for the first quarter of 2001 was $45.1 million. We have expanded our business from the PC Security market to include the Digital TV, Digital Video and Digital Media Transfer markets. Managing businesses in each of these markets requires skilled management and substantial resources. To address our need for additional resources and because of various acquisitions, we have increased in size from 67 employees at December 31, 1995 to 549 as of December 31, 2000. We had 554 employees at March 31, 2001.

         Our growth and our growth plans have placed and are likely to continue to place a significant burden on our operating and financial systems and increase responsibility for senior management and other personnel. Our existing management or any new members of management may not be able to improve our existing systems and controls or implement new systems and controls in response to our anticipated growth. In addition, our intention to reduce or redeploy personnel to reduce expenses from time to time may limit our capacity to grow.

OUR OEM CUSTOMERS MAY DEVELOP TECHNOLOGY SIMILAR TO OURS, RESULTING IN A REDUCTION IN RELATED CUSTOMER PURCHASES, CANCELED ORDERS AND DIRECT COMPETITION FROM THESE CUSTOMERS.

         We sell our products to many original equipment manufacturers who incorporate our products into their offerings or who resell our products in order to provide a more complete solution to their customers. If our OEM customers develop their own products to replace ours, this would result in a loss of sales to those customers as well as increased competition for our products in the marketplace. In addition, these OEM customers could cancel outstanding orders for our products, which could cause us to write down inventory already designated for those customers. For example, in the past, SanDisk Corporation has purchased various Digital Media Transfer products from us and marketed them under the SanDisk brand. Recently, SanDisk developed a Digital Media Transfer product of its own and has begun marketing it. Consequently, in the first quarter of 2001, SanDisk canceled orders for our digital media readers. Going forward, SanDisk may not place orders for our products, which could decrease our revenues. In addition, SanDisk may market its competing products to other potential customers.

SEASONAL TRENDS IN SALES OF OUR PRODUCTS MAY AFFECT OUR QUARTERLY OPERATING RESULTS.

         Our business and operating results reflect seasonal trends. We have typically experienced lower revenue and operating income in the first quarter and second quarter and higher revenue in the third quarter and fourth quarter of each calendar year. We believe that the seasonal trends in our business and operating results are primarily due to the retail selling cycles of our consumer-oriented products, including our Digital Video and Digital Media Transfer products. Because the market for consumer products is stronger in the second half of the year, we expect that our sales to retail distributors and to consumer-oriented OEMs will increase during that period.

WE FACE RISKS ASSOCIATED WITH OUR PAST AND FUTURE ACQUISITIONS.

         A component of our business strategy is to seek to buy businesses, products and technologies that complement or augment our existing businesses, products and technologies. In 2000, we completed four acquisitions:

         o    Microtech in June 2000;

         o    2-Tel B.V. in September 2000;

         o Dazzle Multimedia in December 2000, by acquiring substantially all of the outstanding minority interest; and

         o the Personal Video Division of FAST Multimedia in July 2000, an acquisition completed through Dazzle Multimedia.

         The integration of the business and operations of any past or future acquisition is a complex, time consuming and expensive process. In order to successfully integrate any acquisition, we must, among other things, successfully:

         o    attract and retain key management and other personnel;

         o integrate, both from an engineering and a sales and marketing perspective, the acquired products into our product offerings;

         o    coordinate research and development efforts;

         o    integrate sales forces;

         o    consolidate duplicate facilities; and

         o    cost effectively manage our combined business.

         Past and future acquisitions may disrupt ongoing operations, divert management from day-to-day business and adversely impact our results of operations. In addition, these types of transactions often result in charges to earnings for such things as transaction expenses, amortization of goodwill, or expensing of in-process research and development. Our available cash and our securities may be used to buy or invest in companies or products, which could result in significant acquisition-related charges to earnings and dilution to our stockholders. Moreover, if we buy a company, we may have to incur or assume that company's liabilities, including liabilities that are unknown at the time of acquisition. We may be unable to complete any given acquisition which may limit our future revenues.

WE WILL EXPERIENCE SIGNIFICANT AMORTIZATION CHARGES AND FACE THE RISK OF FUTURE CHARGES AS A RESULT OF PAST ACQUISITIONS.

         In connection with our previous acquisitions accounted for under the purchase method of accounting, in future periods we will experience significant charges related to the amortization of purchased technology and goodwill. In addition, if we later determine that this purchased technology and goodwill is impaired, we will be required to take a related non-cash charge to earnings. The Financial Accounting Standards Board is addressing accounting for business combinations which could cause our accounting for goodwill and acquired intangibles to change.

WE COULD LOSE MONEY AND OUR STOCK PRICE COULD DECREASE AS A RESULT OF OUR STRATEGIC INVESTMENTS.

         We have made strategic minority investments in private and public companies and in the future we may make additional strategic minority investments. Our strategic investments involve a number of risks and we may not realize the expected benefits of these transactions. We may lose all or a portion of our investment, particularly in the case of our private investments. If we were to lose these investments, or if the investments were determined to be impaired, we would be forced to write off all or a portion of these investments.

OUR KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND SUCH KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

         We depend on the continued employment of our senior executive officers and other key management and technical personnel. If any of our key personnel leave and are not adequately replaced, our business would be adversely affected. We provide compensation incentives such as bonuses, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees. In addition, certain of our executive officers are subject to one-year non-compete agreements. Non-compete agreements are, however, generally difficult to enforce. Even though we provide competitive compensation arrangements to our executive officers and other employees, we cannot be certain that we will be able to retain them, including those individuals that are subject to non-compete agreements.

         We believe that our future success will depend in large part on our continuing ability to attract and retain highly qualified technical and management personnel. Competition for such personnel is intense, and we may not be able to retain our key technical and management employees or to attract, assimilate or retain other highly qualified technical and management personnel in the future.

WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY INFRINGEMENT BY THIRD
PARTIES.

         Our success depends significantly upon our proprietary technology. We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. Our software, documentation and other written materials are protected under trade secret and copyright laws, which afford only limited protection. We generally enter into confidentiality and non-disclosure agreements with our employees and with key vendors and suppliers. For example, our SmartOS and SmartReady trademarks are registered in the United States. We continuously evaluate the registration of additional trademarks as appropriate. We currently have patents issued in both the United States and Europe and have other patent applications pending worldwide. In addition, we have licenses for various other United States and European patents associated with our products. Although we often seek to protect our proprietary technology through patents, it is possible that no new patents will be issued, that our proprietary products or technologies are not patentable, and that any issued patent will fail to provide us with any competitive advantages.

         There has been a great deal of litigation in the technology industry regarding intellectual property rights. Litigation may be necessary to protect our proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to use our proprietary information and software. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of the United States. Because many of our products are sold and a portion of our business is conducted overseas, primarily in Europe, our exposure to intellectual property risks may be higher. Our means of protecting our proprietary and intellectual property rights may not be adequate.

OUR PRODUCTS MAY HAVE DEFECTS, WHICH COULD DAMAGE OUR REPUTATION, DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE US TO LOSE CUSTOMERS AND REVENUE, AND RESULT IN LIABILITY TO US.

         Highly complex products such as our Digital Video hardware and software solutions may contain defects for many reasons, including defective design or defective material. Often, these defects are not detected until after the products have been shipped. If any of our products contains defects, or has reliability, quality or compatibility problems, our reputation might be damaged significantly, we could lose or experience a delay in market acceptance of the affected product or products, and we might be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital, technical, managerial and other resources to correct potential problems and potentially divert these resources from other development efforts. If we fail to provide solutions to potential problems, we could also incur product recall, repair or replacement costs. These potential problems might also result in claims against us by our customers or others.

WE MAY FACE CLAIMS OF INFRINGEMENT OF THE INTELLECTUAL RIGHTS OF THIRD PARTIES, WHICH COULD SUBJECT US TO COSTLY LITIGATION, SUPPLIER AND CUSTOMER INDEMNIFICATION CLAIMS AND THE POSSIBLE RESTRICTION ON THE USE OF OUR INTELLECTUAL PROPERTY.

         We have from time to time received claims that we are infringing upon third parties' intellectual property rights. Our suppliers and customers may also receive similar claims. We have historically agreed to indemnify suppliers and customers for alleged patent infringement. The scope of this indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorney's fees. We may periodically engage in litigation as a result of these indemnification obligations. Our insurance policies exclude coverage for third party claims for patent infringement.

         As the number of products and competitors in our target markets grows, the likelihood of infringement claims also increases. Any claims or litigation may be time-consuming and costly, cause product shipment delays, or require us to redesign our products or enter into royalty or licensing agreements. If we are unable to modify our products or obtain a license on commercially reasonable terms, or at all, a competitor of ours or a claimant against us or our customers may stop us or our customers from selling the allegedly infringing products.

         If we decide to incorporate third party technology into our products or if we are found to infringe on others' intellectual property, we could be required to license intellectual property from a third party. We may also need to license some of our intellectual property to others in order to enable us to obtain cross-licenses to third party patents. We cannot be certain that licenses will be offered when we need them, or that the terms offered will be acceptable. If we do obtain licenses from third parties, we may be required to pay license fees or royalty payments. In addition, if we are unable to obtain a license that is necessary to the manufacture of our products, we could be required to suspend the manufacture of products or stop our suppliers from using processes that may infringe the rights of third parties. We may be unsuccessful in redesigning our products or in obtaining the necessary licenses under reasonable terms or at all.

WE MAY FACE CLAIMS BASED ON PRODUCT LIABILITY THAT WOULD SUBJECT US TO COSTLY LITIGATION AND DECREASED PRODUCT DEMAND.

         Customers rely on our token-based security products to prevent unauthorized access to their digital information. A malfunction of or design defect in our products could result in legal or warranty claims. Although we place warranty disclaimers and liability limitation clauses in our sales agreements and maintain product liability insurance, these measures may be ineffective in limiting our liability. Liability for damages resulting from security breaches could be substantial and could have a material adverse effect on our business and operating results. In addition, a well-publicized security breach involving token-based and other security systems could adversely affect the market's perception of products like ours in general, or our products in particular, regardless of whether the breach is actual or attributable to our products. In that event, the demand for our products could decline, which would cause our business and operating results to suffer.

A SIGNIFICANT PORTION OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF ONE OF MORE OF THESE CUSTOMERS COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

         Our products are generally targeted at OEM customers in the consumer electronics, computer, digital appliance, digital media and conditional access system industries, and to retail distributors. Sales to a relatively small number of customers historically have accounted for a significant percentage of our total sales. For example, sales to our top 10 customers accounted for approximately 37% of our total net revenues in 2000, with no customer accounting for 10% or more of our revenues. Sales to our top 10 customers accounted for approximately 47% of our total net revenues for the first quarter of 2001, with one customer accounting for 12% of our revenues. We expect that sales of our products to a limited number of customers will continue to account for a high percentage of our total sales for the foreseeable future. The loss or reduction of orders from a significant OEM or retail customer, including losses or reductions due to manufacturing, reliability or other difficulties associated with our products, changes in customer buying patterns, or market, economic or competitive conditions in the digital information security business, could result in decreased revenues and/or inventory or receivables write-offs and otherwise harm our business and operating results.

ANY DELAYS IN OUR NORMALLY LENGTHY SALES CYCLE COULD RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

         When we obtain a new OEM customer or retail distributor, our initial sales to that customer usually take six to nine months. During this sales cycle, we may expend substantial financial resources and our management's time and effort with no assurance that a sale will ultimately result. The length of a new customer's sales cycle depends on a number of factors that we may not be able to control. These factors include the customer's product and technical requirements and the level of competition we face for that customer's business. Any delays in the sales cycle for new customers would limit our receipt of new revenue and might cause us to expend more resources to obtain new customer wins.

OUR BUSINESS COULD SUFFER IF WE OR OUR CONTRACT MANUFACTURERS CANNOT MEET PRODUCTION REQUIREMENTS.

         Most of our products are manufactured outside the United States because we believe that global sourcing enables us to achieve greater economies of scale, improve gross margins and maintain uniform quality standards for our products. Any significant delay in our ability to obtain adequate supplies of our products from our current or alternative sources would materially and adversely affect our business and operating results. In an effort to reduce our manufacturing costs, we have shifted volume production of many of our product components to our wholly owned subsidiary in Singapore, SCM Microsystems (Asia) Pte. Ltd. In addition, we utilize contract manufacturers in Europe and Asia. Foreign manufacturing poses a number of risks, including transportation delays and interruptions, difficulties in staffing, currency fluctuations, potentially adverse tax consequences and unexpected changes in regulatory requirements, tariffs and other trade barriers, and political and economic instability. If we or any of our contract manufacturers cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. Despite efforts to do so, we may be unable to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements.

         We design and manufacture new products and technologies to address emerging markets that are early in their life cycles. In many cases our products are the first of their kind to address the evolving business requirements of our customers. While we perform initial beta testing on all our products, in certain cases we are unable to test the efficacy of the design or functionality of our products for mass production. If we are successful in securing large contracts for our products, we cannot be certain that we will be able to produce them in sufficient quantities and that they will meet customer specifications.

WE HAVE A LIMITED NUMBER OF SUPPLIERS OF KEY COMPONENTS.

         We rely upon a limited number of suppliers of several key components of our products. For example, we currently purchase ASICs for our Digital TV modules exclusively from TEMIC, Philips and Atmel, smart card connectors exclusively from ITT Canon and another supplier and DTV/SwapSmart mechanical components exclusively from Stocko. Our reliance on only one supplier could impose several risks, including an inadequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of these components could delay shipments of our products which could have a material adverse effect on our business and operating results. These delays could also damage relationships with current and prospective customers.

FACTORS BEYOND OUR CONTROL COULD DISRUPT OUR OPERATIONS AND INCREASE OUR
EXPENSES.

         We face a number of potential business interruption risks that are beyond our control. The State of California has recently experienced intermittent power shortages, sharp increases in the cost of energy and even interruptions of service to some business customers. If power shortages continue to be a problem our business may be materially adversely effected. Additionally, we may experience natural disasters that could interrupt our business. Our corporate headquarters is located near a major earthquake fault. The impact of a major earthquake on our facilities, infrastructure and overall operations is not known. Safety precautions have been implemented; however there is no guarantee that an earthquake would not seriously disturb our entire business process.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all the net proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth as of May 31, 2001 certain information with respect to the beneficial share ownership of the selling stockholders. Applicable percentage ownership in the following table is based on 15,326,349 shares of common stock outstanding as of May 31, 2001. Except as otherwise indicated, there has been no material relationship between any of the selling stockholders and the registrant in the past three years.

         We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 31, 2001, while those shares are not included for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                  SHARES OF                                             SHARES OF
                                          COMMON STOCK BENEFICIALLY            SHARES           COMMON STOCK BENEFICIALLY
                                         OWNED PRIOR TO THE OFFERING         TO BE SOLD         OWNED AFTER THE OFFERING
                                         -----------------------------       PURSUANT TO        -------------------------
NAME OF SELLING STOCKHOLDER                NUMBER          PERCENTAGE       THE OFFERING        NUMBER        PERCENTAGE
---------------------------               -------          ----------       ------------        -------       ----------
Directors and Officers:
   Bernd Meier(1)                          276,896            1.8%              4,277           272,619          1.8%
     President, Chief Operating
     Officer and Director

   Andrew Warner(2)                         33,755             *                  737            33,108            *
     Chief Financial Officer

Other Stockholders:
   Kubota Corporation                       82,838             *               82,838                --           --
   Tan Tai Chew                             28,679             *               28,679                --           --
   Tan Thye Seng                            27,370             *               27,370                --           --
   Tatsuya Yamamoto                         22,675             *               22,675                --           --
   V-1 Multimedia                           19,247             *               19,247                --           --
   Goldbell Engineering PTE Ltd.            16,478             *               16,478                --           --
   Koh Soe Khon                             16,039             *               16,039                --           --
   Gray Cary Ware & Freidenrich             10,432             *               10,432                --           --
   Tan Yang Kuan                             9,886             *                9,886                --           --
   Transtech Electronics                     4,277             *                4,277                --           --
   Partap Chand                              4,050             *                4,050                --           --
   Vincenzo Rindone                          3,849             *                3,849                --           --
   Nicholas F. Talesfore                     3,691             *                3,691                --           --
   Ames Living Trust                         2,834             *                2,834                --           --
   Phua Poo Chin                             2,566             *                2,566                --           --
   Anna Ames                                 1,042             *                1,042                --           --
   Frankle Family Trust dtd 1/8/99             748             *                  748                --           --
   Talesfore Design                            665             *                  665                --           --

---------------------

(1) Includes (i) 5,000 shares held by Bernd Meier's wife, Sonja Meier, and (ii) options to purchase 123,767 shares and 1,237 shares of common stock exercisable within 60 days of May 31, 2001 held by Bernd Meier and Sonja Meier, respectively.

(2) Includes options to purchase 33,018 shares of common stock exercisable within 60 days of May 31, 2001.

                              PLAN OF DISTRIBUTION

         As used herein, the term "selling stockholders" includes donees and pledgees selling shares received from a selling shareholder named in this prospectus after the date of this prospectus. We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         We have advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

         Any securities covered by this prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate, is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. However, a person who has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least two years have elapsed since such shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

         There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereunder.

           SEC POSITION ON INDEMNIFICATION SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SCM, SCM has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SCM of expenses incurred or paid by a director, officer, or controlling person of SCM in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SCM will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for SCM by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which are incorporated herein by reference and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT SCM

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including locations of regional offices. Our SEC filings are also available to the public from our Web site at http://www.scmmicro.com or at the SEC's Web site at http://www.sec.gov. Information on our Web site does not constitute part of this prospectus.

         We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission and documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001.

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001.

         3. Our proxy materials on Schedule 14A as filed with the Commission on April 30, 2001.

         4. The description of the SCM's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 5, 1997.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: SCM Microsystems, Inc., 47211 Bayside Parkway, Fremont, California 94538; telephone number (510) 360-2300.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by SCM in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                                                              AMOUNT TO
                                                                                                               BE PAID
SEC registration fee....................................................................................     $   639.00
Transfer Agents' Fees...................................................................................     $ 3,000.00
Financial printers expenses.............................................................................     $ 1,000.00
Legal fees and expenses.................................................................................     $15,000.00
Accounting fees and expenses............................................................................     $ 5,000.00
Miscellaneous expenses..................................................................................     $   361.00
                                                                                                             ----------
         Total..........................................................................................     $25,000.00



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Certificate of Incorporation, as amended and restated, provides that its directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors except for liability arising out of: (i) a breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The Registrant's charter documents provide that the Registrant shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. The Registrant believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties.

         The Registrant has entered into indemnification agreements with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons' expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

ITEM 16. EXHIBITS

   Exhibit No.        Description
   -----------        -----------
      5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the legality of the securities being registered
     23.1             Consent of Deloitte & Touche LLP, independent auditors
     24.1             Power of Attorney (see page II-3)


ITEM 17. UNDERTAKINGS

         SCM hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by SCM pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining any liability under the Securities Act, each filing of SCM's annual report pursuant to
              Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SCM pursuant to law, SCM's Restated Certificate of Incorporation, Bylaws or indemnification agreements, or otherwise, SCM has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SCM of expenses incurred or paid by a director, officer, or controlling person of SCM in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SCM will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, SCM certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 8th day of June, 2001.

                                        SCM MICROSYSTEMS, INC.

                                        By: /s/ Andrew Warner
                                            ---------------------------------
                                            Andrew Warner
                                            Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Andrew Warner or Steven Humphreys jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                               CAPACITY IN WHICH SIGNED                       DATE
                   ---------                               ------------------------                       ----

              /s/ Steven Humphreys
------------------------------------------------             Chairman of the Board                    June 8, 2001
                Steven Humphreys

              /s/ Robert Schneider                    Chief Executive Officer (Principal
------------------------------------------------        Executive Officer) and Director               June 8, 2001
                Robert Schneider

                /s/ Bernd Meier                     President, Chief Operations Officer and
------------------------------------------------                   Director                           June 8, 2001
                  Bernd Meier

               /s/ Andrew Warner                       Vice President, Finance and Chief
------------------------------------------------  Financial Officer (Principal Financial and          June 8, 2001
                 Andrew Warner                                Accounting Officer)



------------------------------------------------                   Director
              Friedrich Bornikoel

               /s/ Oystein Larsen
------------------------------------------------                   Director                           June 7, 2001
                 Oystein Larsen



------------------------------------------------                   Director
                  Poh Chuan Ng

                /s/ Simon Turner
------------------------------------------------                   Director                           June 7, 2001
                  Simon Turner

               /s/ Andrew Vought
------------------------------------------------                   Director                           June 8, 2001
                 Andrew Vought

                                  EXHIBIT INDEX

   Exhibit No.        Description
   -----------        -----------
      5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the legality of the securities being registered
     23.1             Consent of Deloitte & Touche LLP, independent auditors
     24.1             Power of Attorney (see page II-3)